EX-99.1




PRESS RELEASE                                          Source: HemoBioTech, Inc.

HEMOBIOTECH ANNOUNCES REDEMPTION OF WARRANTS;
HEMOBIOTECH IS DEVELOPING HEMOTECH(TM), A NOVEL
BLOOD SUBSTITUTE
Monday June 12, 5:37 pm ET

DALLAS, June 12 /PRNewswire-FirstCall/ -- HemoBioTech, Inc. (OTC Bulletin Board:
HMBT - NEWS) today announced its decision to redeem its outstanding redeemable Class A Warrants. The company issued the warrants in October 2004 in connection with a private placement of its common stock. The company has fixed July 14, 2006 as the date for redemption. The redemption price is $0.001 per share.

Warrant holders have until 5:00 p.m. Eastern daylight time on July 13, 2006, to exercise their warrants. A Notice of Redemption of Warrant is being sent to each warrant holder that provides instructions on how to exercise their warrants. If a warrant holder does not exercise all warrants by 5:00 p.m. Eastern daylight time on July 13, 2006, the right to exercise the warrant will expire.

Up to the date of this release, 2,345,665 Class A Warrants have been exercised resulting in an additional $2,486,404.90 in gross proceeds to the company. There are 2,948,495 Class A Warrants that remain outstanding. If all of these warrants are exercised prior to the date of redemption, the company will receive an additional $3,125,404.70 in gross proceeds. The net proceeds to the company would be used for further development of HemoTech(TM) and general working capital.

About HemoBioTech, Inc.

HemoBioTech is engaged in the development of HemoTech(TM), a novel human blood substitute technology exclusively licensed from Texas Tech University Health Science Center. HemoTech(TM) is chemically modified hemoglobin, which not only carries oxygen in the blood, but can also induce red blood cell production. The Company believes that HemoTech(TM) may possess properties that diminish the intrinsic toxicities which have plagued other attempts at developing blood substitutes, based upon pre-clinical and initial human clinical trials undertaken outside the U.S. by prior holders of this technology. HemoTech(TM) is being developed to help reduce or eliminate the danger resulting from acute blood loss in trauma, as well as for other conditions. Corporate headquarters are located at J. P. Morgan International Plaza, 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254. For further information, contact Dr. Arthur Bollon at 214-540-8411 or abollon@hemobiotechinc.com. The Company website is http://www.hemobiotech.com.

Safe Harbor Statement

Except for historical information, the matters discussed in this news release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of HemoBioTech and its management and are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others the successful pre- clinical development, the successful completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborator interest and ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors which are included in HemoBioTech's Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, and HemoBioTech's other reports filed with the Securities and Exchange Commission.



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Source: HemoBioTech, Inc.